Exhibit 1.2

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

24 February 2005

Dear Shareholder

Instruction in relation to future Corporate Communications

As a result of new legislation and regulation and recent amendments to the Articles of Association of China Unicom Limited (the Company), the Company is permitted to allow shareholders and other entitled persons to elect:

(a)                to receive summary financial reports (Financial Summary) in place of the complete annual report and accounts (Full Financial Report). The Financial Summary is a document that contains all the information and particulars contained on the face of the Company’s balance sheet and profit and loss account, together with key information from the Full Financial Report. The Financial Summary only gives a summary of the information and particulars contained in the Full Financial Report, from which it is derived; and/or

(b)                 to rely on copies of any document issued by the Company to shareholders including (but not limited to) Financial Summary, Full Financial Report, interim report, notice of meeting, listing document and circular (Corporate Communications) posted on the Company’s website in place of being sent a printed copy of such Corporate Communication; and/or

(c)                to receive the English language version only or the Chinese language version only of any Corporate Communication.

If you exercise the option in paragraph (b) above, you will be notified of the publication of the Corporate Communication on the Company’s website, the address of the website and the location on the website where the Corporate Communication may be accessed and how it may be accessed. You may choose:

(a)                to rely on the copy of that notification which will be posted on the Company’s website in place of a printed copy of that notification; or

(b)               to receive a printed copy of the notification by post.

To make your election, you may send a notice of intent to the Company in the form of the enclosed instruction slip indicating whether you wish and agree to select one of the various options given to you in the instruction slip. Please tick the appropriate box and sign and return the instruction slip, in the envelope provided, to the Company’s registrar, Hong Kong Registrars Limited, at the 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong. If your registered address is within Hong Kong, the enclosed envelope will be postage prepaid and you will not need to affix a stamp when returning your instruction slip. Otherwise, please affix an appropriate stamp.

If we receive your instruction slip by 18 March 2005, your instruction slip will apply to all Corporate Communications to be sent to shareholders on or after 18 March 2005 until you inform the Company otherwise in accordance with the applicable legislation and regulation. If we do not receive your instruction slip by 18 March 2005 and until you inform the Company otherwise in accordance with the applicable legislation and regulation, we will only send to you: (a) a printed Chinese version of all future Corporate Communications (with a Financial Summary in place of the Full Financial Report) if your registered address is in Hong Kong and your name as recorded on our Register of Members is determined by us to be a Chinese name; or (b) a printed English version of all future Corporate Communications (with a Financial Summary in place of the Full Financial Report) if your registered address is overseas, or if you are a corporate shareholder, or if your name as recorded on our Register of Members is determined by us to be not a Chinese name. If we receive your instruction slip after 18 March 2005, we will respect your election and will, subject to applicable legislation and regulation, endeavour to comply with your election.

Finally, please note that (a) both the English and the Chinese versions of the Financial Summary and Full Financial Report and future Corporate Communications will be available from the Company or its share registrar on request; and (b) the same will also be available on the Company’s website on www.chinaunicom.com.hk. If you have any queries relating to this letter, please call our hotline at 2126 2018.

Yours faithfully Yee Foo Hei Company Secretary For and on behalf of China Unicom Limited